EXHIBIT 10.49


November 11, 2000

                              Employment Agreement

Employment agreement as agreed upon between the parties Wade B. Cook, president of Wade Cook Financial Corp and Cynthia C. Britten CPA.

The job of Chief Financial Officer of Wade Cook Financial Corporation includes the following compensation factors:

     (1) The first year Base Salary of $115,000 a year until November 11, 2001. A $10,000 dollar increase will occur for the next 4 years as follows:

                           November 11, 2001 $125,000
                           November 11, 2002 $135,000
                           November 11, 2003 $145,000
                           November 11, 2004 $155,000

     (2) The SEC bonuses of $2,500 a quarter will continue if timely filing occur.

     (3) Workweek is Monday thru Thursday. Friday's Cynthia C. Britten will be available by phone.

     (4) Either party may terminate this Agreement. WCFC will give Cynthia C. Britten 30 days advance notice of termination. Cynthia C. Britten will give WCFC 30 days advance notice of resignation. If both parties agree that Cynthia C. Britten will cease to work for WCFC, then the required notice period is 60 days. Regardless of what notice is given or whether Cynthia C. Britten actually works for WCFC during the notice period, Cynthia C. Britten will receive her salary set forth above in
          (1).

     (5) The above (4) provision does not apply if a change in upper management occurs, including the retirement of Wade B. Cook or implementation of new managers, Cynthia C. Britten is granted the ability to reduce the notice of termination to 2 weeks.

     (6)  The proprietary  information agreement singed by Cynthia C. Britten in
          July  of  1997  is  replaced  by  the  attached  and  signed   current
          proprietary agreement dated November 2000.



         _ /s/ Wade B. Cook______                  __/s/ Cynthia C. Britten___
          Wade B. Cook   [Dated 1-17-01]             Cynthia C. Britten